EXHIBIT 8
                                  MCGUIRE WOODS
                               BATTLE & BOOTHE LLP

                                One James Center
                              901 East Cary Street
                          Richmond, Virginia 23219-4030
                Telephone/TDD (804) 775-1000 o Fax (804) 775-1061


                                January 18, 2000



Board of Directors
Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, VA  23219

Ladies and Gentlemen:

         We have acted as counsel to Cornerstone Realty Income Trust, Inc. (the "Company"), a Virginia corporation, in connection with the preparation of the registration statement on Form S-3 to which this opinion is attached as an exhibit (the "Registration Statement"). The Company filed the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register under the Act 185,887 Common Shares of the Company. Terms not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

         The Company has elected to be treated as a real estate investment trust ("REIT") for federal income tax purposes commencing with its taxable year ended December_31, 1993. The Company's initial and continuing qualification as a REIT depends upon the satisfaction of various requirements under the Internal Revenue Code of 1986, as amended (the "Code"). The satisfaction of those requirements generally is within the control of the Company's Board of Directors and officers, who have been engaged to conduct the affairs of the Company under the supervision of the Board of Directors. This opinion is based upon various assumptions and is conditioned upon certain representations as to factual matters made by the Company through a certificate of an officer of the Company (the Officers Certificate), a copy of which is attached hereto.

         After reasonable inquiry of the officers of the Company, we are not aware of any facts or circumstances contrary to or inconsistent with the foregoing representations and assumptions. To the extent the representations set forth in the Officers Certificate are with respect to matters


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set  forth  in the  Code or  Treasury  Regulations,  we have  reviewed  with the individual making such representations the relevant provisions of the Code, the applicable Treasury Regulations and published administrative interpretations thereof.

         We have reviewed originals or copies of (i) the Amended and Restated Articles of Incorporation (as amended), Bylaws and other corporate documents of the Company, (ii) certain resolutions of the Board of Directors of the Company, and (iii) the Registration Statement and the prospectus included therein (the "Prospectus"). In addition, we have reviewed such other documents and have made such legal and factual inquiries as we have deemed necessary or advisable for purposes of rendering the opinions set forth below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the accuracy and completeness of all records made available to us.

         We are opining herein only as to the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

         Based on the foregoing documents, representations, and assumptions being, and continuing to be, accurate, and subject to the qualifications hereinafter set forth, we are of the opinion that:

         1. The Company qualified as a REIT for its taxable years ended December 31, 1993 through December 31, 1999, and, as of the date hereof, its proposed method of operation would enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

         2. Provided that a shareholder which is an Exempt Organization (i) does not incur any "acquisition indebtedness" as defined in Section 514(c) of the Code in connection with its acquisition of Shares and (ii) does not hold the Shares as stock in trade, inventory, or property held primarily for sale to customers in the ordinary course of business, dividends paid by the Company to such shareholder will not constitute unrelated business taxable income under
Section 512 of the Code even if the Company owns "debt-financed property" as that term is defined in Section 514(b) of the Code; and

         3. The statements and legal conclusions contained in the Registration Statement under the captions and "Federal Income Tax Considerations" describe the material federal income tax aspects of the offering made by the Registration Statement applicable to the Company and the shareholders, are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered.

         No opinion is expressed as to any matter not discussed herein.


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         Any  variation or  difference  in the facts from those set forth in the
Officers Certificate or the other representations and assumptions described above may affect the conclusions stated herein. With respect to our opinion contained in paragraph 1 above, you should note that the continued qualification and taxation of the Company as a REIT under the Code will depend upon the Company's ability, through its actual operations, to meet the qualification tests imposed by Section 856(c)(2), (3), (4) and (5) of the Code. The Companys ability to satisfy such tests may be affected by, inter alia, the Companys actual annual operating results, distribution levels, diversity of stock ownership, and changes in the Companys current method of operation. No prediction as to those actual operating results is implied by our opinion.

         The foregoing opinions are based solely on the provisions of the Code, the Treasury Regulations promulgated thereunder and the judicial and administrative rulings, pronouncements and decisions all as they exist as of this date and all of which are subject to change, which change may be retroactively applied, or possible differing interpretations that may affect the conclusions stated herein. To the extent this opinion relies upon recent tax legislation, and recently promulgated Treasury Regulations, no assurance can be given as to the interpretations of such recent legislation that will be reflected in applicable Internal Revenue Service rulings and future Treasury Regulations, which could be applied retroactively. Any changes to the foregoing authorities might result in modifications to our opinions contained herein. Further, this opinion does not purport to deal with certain types of investors subject to special treatment under the federal income tax laws.

         We hereby consent to the reference to our firm under the captions "Federal Income Tax Considerations" and "Certain Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section_7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                        Very truly yours,

                                        /s/ McGuire, Woods, Battle & Boothe LLP